Hudson River Bancorp, Inc. Reports Earnings; Declares Quarterly Dividend

HUDSON, NY -- 10/21/2004 -- Hudson River Bancorp, Inc. (NASDAQ: HRBT) announced today financial results for its second quarter ended September 30, 2004. Net income for the quarter was $7.7 million, or $0.26 diluted earnings per share, down from $7.9 million and $0.27 diluted earnings per share for the quarter ended September 30, 2003. Earnings for the 2004 quarter were impacted by non-tax-deductible merger related expenses incurred in connection with the Company's pending merger with First Niagara Financial Group, Inc. (FNFG) totaling approximately $1.8 million.

Net income for the six months ended September 30, 2004 was $16.6 million, or $0.57 diluted earnings per share, up 6% from the $15.6 million and $0.54 diluted earnings per share for the same period a year previous. The improvement in earnings is primarily due to higher levels of net interest income and the Company's continued focus on controlling expenses, partially offset by $2.3 million of non-tax-deductible merger related expenses recorded during the six months ended September 30, 2004. The Company also announced that nonperforming loans declined $4.3 million or 23% from the level as of March 31, 2004. Nonperforming assets represented 0.60% of total assets at September 30, 2004, down from 0.75% at March 31, 2004.

Per share information, for 2003, has been restated to give effect to the 2-for-1 stock split on January 15, 2004.

As announced on September 28, 2004, both FNFG and the Company have received shareholder approval to proceed with the merger. The aggregate merger consideration is comprised of approximately 35.7 million shares of FNFG common stock and approximately $125.0 million in cash. The actual value of the merger consideration to be paid upon closing will depend on the average stock price for FNFG just prior to the completion of the merger. The acquisition is still subject to the approval of bank regulatory authorities. The merger is expected to be completed in January, 2005.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.09 per share on its common stock. The dividend will be payable on November 18, 2004 to shareholders of record on November 4, 2004.

The Company had total assets of $2.5 billion and total deposits of $1.8 billion at September 30, 2004. The Company's efficiency ratio for the six months ended September 30, 2004 was 46.09%, which improved from 50.87% for the same period in the prior year. The Company's expenses to average assets ratio was 2.06% for the six months ended September 30, 2004, which improved from 2.18% for the same period ended September 30, 2003. Return on average assets for the six months ended September 30, 2004 was 1.28%, up from 1.24% during the same period in 2003. The Company's net interest margin was 3.97% for the six months ended September 30, 2004, up from 3.65% for the same period in the prior year.

In announcing the second quarter results, Hudson River Bancorp's President and Chief Executive Officer, Carl A. Florio stated, "I'm pleased to announce our strong earnings of $16.6 million for the first six months of our 2005 fiscal year. Our earnings continue to improve as a reflection of our management of net interest income and our continued focus on controlling expenses." Florio continued, "At our annual meeting, the Shareholders of the Company approved the merger with First Niagara Financial Group, Inc. (FNFG). The merger is expected to be completed on January 14, 2005." Florio concluded, "The value of the Company, since it went public, has increased almost four-fold. I would like to take this opportunity to express my appreciation for the support that I have received from both the Shareholders and Directors of the Company. More importantly, I am highly appreciative of the support from the Management and Employees of the Company. It is their efforts, dedication and initiative that enabled the Company to grow and become as profitable as we were over the past six years. Without everyone's support and contributions, the Company would not have flourished."

Headquartered in Hudson, NY, the Company provides full-service banking, as well as investment management, brokerage, insurance, trust, private banking and commercial services through its subsidiary, Hudson River Bank and Trust Company ("Hudson"), and its 49 branch offices located throughout the Capital District area. The Company also services municipal customers through Hudson River Commercial Bank, a subsidiary of Hudson. Customers' banking needs are served 24 hours a day through an extensive ATM network system and through the Company's automated telephone banking system. The Company offers the convenience of Internet Banking through its web site at www.hudsonriverbank.com

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer-based requirements, the ability of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Hudson River does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                            Hudson River Bancorp, Inc.

Consolidated Income           For the Three Months      For the Six Months
 Statements                    Ended September 30,      Ended September 30,
(In thousands, except share
  and per share data)           2004        2003        2004        2003
                            ----------- ----------- ----------- -----------
Interest income             $    34,012 $    32,408 $    67,586 $    66,137
Interest expense                  9,443      11,318      19,395      23,303
                            ----------- ----------- ----------- -----------
  Net interest income            24,569      21,090      48,191      42,834
Provision for loan losses           900       1,200       1,800       2,400
                            ----------- ----------- ----------- -----------
  Net interest income after
   provision for loan losses     23,669      19,890      46,391      40,434
Other operating income            5,191       5,719      10,138      11,243
Other operating expenses         15,384      13,717      29,510      27,958
                            ----------- ----------- ----------- -----------
Income before tax expense        13,476      11,892      27,019      23,719
Tax expense                       5,743       3,971      10,451       8,144
                            ----------- ----------- ----------- -----------
  Net income                $     7,733 $     7,921 $    16,568 $    15,575
                            =========== =========== =========== ===========

Average Balances and Shares
Assets                      $ 2,570,611 $ 2,528,575 $ 2,591,101 $ 2,518,232
Shareholders' equity            291,851     264,682     289,286     263,814
Earning assets                2,403,815   2,358,561   2,420,837   2,349,539
Interest-bearing liabilities  2,020,530   2,028,534   2,048,365   2,027,914
Shares outstanding:
    Basic (1)                28,418,330  27,953,300  28,377,688  27,974,094
    Diluted (1)              29,285,911  28,885,916  29,263,675  28,855,626

Profitability Ratios
Basic earnings per share(1) $      0.27 $      0.28 $      0.58 $      0.56
Diluted earnings
 per share(1)                      0.26        0.27        0.57        0.54
Return on average assets(2)       1.19%       1.25%       1.28%       1.24%
Return on average equity(2)      10.51%      11.91%      11.42%      11.81%
Return on average
 tangible equity(2)              13.82%      16.27%      15.07%      16.16%
Dividend payout ratio            33.79%      27.11%      29.74%      25.76%
Net interest rate spread(2)       3.76%       3.25%       3.68%       3.33%
Net interest margin(2)            4.06%       3.56%       3.97%       3.65%
Efficiency ratio(3)(4)           45.15%      50.90%      46.09%      50.87%
Expense ratio(3)(4)               2.06%       2.15%       2.06%       2.18%

(1) Weighted average shares and per share data for 2003 have been restated
    to give effect to a 2-for-1 stock split effective on January 15, 2004.
(2) Annualized for each period.
(3) Ratio does not include other real estate owned and repossessed property expenses, net securities transactions and other intangibles amortization for each period.  Efficiency ratio also does not include net securities transactions.
(4) The ratio for the three and six month periods ended September 30, 2004 excludes nonrecurring merger expenses of $500 thousand and
    $2.3 million, respectively.

                             Hudson River Bancorp, Inc.

Consolidated Balance Sheets                Balances as of
(In thousands, except share  Sept. 30,   June 30,          March 31,
  and per share data)          2004        2004        2004        2003
                           ----------- ----------- ----------- -----------
Cash and due from banks    $    46,048 $    58,029 $    59,184 $    64,869
Money market investment              -      50,347      50,210           -
Federal funds sold                   -         263      56,286     303,300
                           ----------- ----------- ----------- -----------
  Cash and cash equivalents     46,048     108,639     165,680     368,169
                           ----------- ----------- ----------- -----------
Securities available for
 sale, at fair value           645,278     665,262     650,524     341,524
Federal Home Loan Bank of
 New York stock, at cost        19,427      21,744      22,936      19,332
Loans                        1,714,039   1,698,736   1,665,699   1,649,086
Allowance for loan losses      (40,166)    (40,433)    (40,252)    (38,276)
                           ----------- ----------- ----------- -----------
  Net loans                  1,673,873   1,658,303   1,625,447   1,610,810
                           ----------- ----------- ----------- -----------
Accrued interest receivable     10,633       9,939       9,958       9,634
Premises and equipment, net     27,507      27,090      27,401      28,447
Other real estate owned and
 repossessed property              443         608         497         834
Goodwill                        65,304      65,304      65,304      65,304
Other intangible
 assets, net                     4,534       4,757       4,981       6,021
Other assets                    46,221      48,117      46,102      44,837
                           ----------- ----------- ----------- -----------
  Total assets             $ 2,539,268 $ 2,609,763 $ 2,618,830 $ 2,494,912
                           =========== =========== =========== ===========
Deposits                     1,811,879   1,837,449   1,820,973   1,798,373

Securities sold under
 agreements to repurchase       14,629      15,432      17,578      18,357
Short-term FHLB advances         8,400      24,900           -           -
Long-term FHLB borrowings      376,909     407,686     458,449     386,628
Mortgagors' escrow
 deposits                        4,195      12,609       6,381       6,306
Other liabilities               28,345      26,718      27,672      27,005
                           ----------- ----------- ----------- -----------
  Total liabilities          2,244,357   2,324,794   2,331,053   2,236,669
  Total shareholders'
   equity                      294,911     284,969     287,777     258,243
                           ----------- ----------- ----------- -----------
  Total liabilities and
   shareholders' equity    $ 2,539,268 $ 2,609,763 $ 2,618,830 $ 2,494,912
                           =========== =========== =========== ===========
Share Information
Shares outstanding at
 period end(1)              30,548,693  30,430,216  30,331,438  30,338,258
Book value per share at
 period end(1)             $     10.38 $     10.03 $     10.17 $      9.22
Book value per share,
 including unallocated ESOP
 shares and unvested
 RRP shares(1)             $      9.65 $      9.36 $      9.49 $      8.51
Tangible book value per
 share at period end(1)    $      7.92 $      7.57 $      7.68 $      6.67
Tangible book value per
 share, including
 unallocated ESOP and
 unvested RRP shares(1)    $      7.37 $      7.06 $      7.17 $      6.16
Closing market price at
 period end(1)             $     18.98 $     17.07 $     20.60 $     11.49

Asset Quality
Nonperforming loans        $    14,767 $    17,662 $    19,087 $    20,151
OREO and repossessed
 property                          443         608         497         834
                           ----------- ----------- ----------- -----------
  Total nonperforming
   assets                  $    15,210 $    18,270 $    19,584 $    20,985
                           =========== =========== =========== ===========
Nonperforming loans
 to total loans                  0.86%       1.04%       1.15%        1.22%
Nonperforming assets
 to total assets                 0.60%       0.70%       0.75%        0.84%
Allowance for loan
 losses to:
  Total loans                    2.34%       2.38%       2.42%        2.32%
  Nonperforming loans          272.00%     228.93%     210.89%      189.95%

(1) Share and per share data for 2003 has been restated to give effect to a
    2-for-1 stock split effective on January 15, 2004.

Contact:
Carl A. Florio
President & CEO

Timothy E. Blow
Chief Financial Officer
518-828-4600